Exhibit 4.1

CERTIFICATE SEE REVERSE FOR IMPORTANT NOTICE ON TRANSFER RESTRICTIONS AND OTHER INFORMATION
N U M B E R	S H A R E S
INCORPORATED UNDER THE LAWS OF THE STATE OF MARYLAND	SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP 432748 10 1

HILLTOP HOLDINGS INC.

COMMON STOCK

THIS CERTIFIES THAT
IS THE OWNER OF

        FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE, of Hilltop Holdings Inc. transferable on the books of the Corporation in person or by its duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the charter and Bylaws of the Corporation and the amendments thereto. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

        Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers. Dated:

CERTIFICATE OF STOCK

COUNTERSIGNED AND REGISTERED:
AMERICAN STOCK TRANSFER & TRUST COMPANY, NEW YORK, NY
TRANSFER AGENT AND REGISTRAR,

By:

AUTHORIZED SIGNATURE

[HILLTOP HOLDINGS INC. CORPORATE SEAL]

CHIEF EXECUTIVE OFFICER	SECRETARY

[Reverse Side]

HILLTOP HOLDINGS INC.
IMPORTANT NOTICE

        The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the stock of each class which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the charter of the Corporation (the "Charter"), a copy of which will be sent without charge to each stockholder who so requests. Such requests must be made to the Secretary of the Corporation at its principal office or to the Transfer Agent.

        The shares represented by this certificate are subject to restrictions on Transfer in connection with the Corporation's preservation and usage of Tax Benefits. Subject to certain further restrictions and except as expressly provided in the Charter, any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, will be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons would become a Five-Percent Shareholder, or (ii) the Percentage Stock Ownership interest in the Corporation of any Five Percent Shareholder would be increased. However, a Person will not be prevented from Transferring Corporation Securities to any Person to the extent that such Transfer, if effective, would cause an increase in the Percentage Stock Ownership of a public group of the Corporation, as defined in Treasury Regulation Section 1.382-2T(f)(13) or any successor regulation. Any Person who acquires or attempts to acquire Corporation Securities in excess of the limitations set forth above must immediately give written notice to the Corporation of such event and must provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such purported Transfer on the preservation and usage of the Tax Benefits. No officer, director, employee or agent of the Corporation will record any Prohibited Transfer and a Purported Transferee will not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of Excess Securities. Furthermore, if the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee will transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with the Prohibited Distributions, to the Agent. The Agent will thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions (over the NYSE or another national securities exchange on which the Corporation Securities may be traded, if possible). All capitalized terms in this legend have the meanings defined in the Charter, a copy of which, including the restrictions on Transfer, will be furnished to each stockholder of the Corporation on request and without charge. Such requests must be made to the Secretary of the Corporation at its principal office or to the Transfer Agent.

        The following abbreviations, when used in the Inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—	as tenants in common	UNIF GIFT MIN ACT— Custodian
TEN ENT—	as tenants by the entireties	(Cust) (Minor)
JT TEN—	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act (State)
UNIF TRF MIN ACT—
Custodian (until age )
(Cust)
under Uniform Transfers
(Minor)
to Minors Act
(State)

        Additional abbreviations may also be used though not in the above list.

        For Value received,            hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE

Shares

of the Common Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint            Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated

X

        NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

SIGNATURE(S) GUARANTEED:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROPGRAM) PURSUANT TO S.E.C. RULE 17Ad-15.

TRANSFER FEE

KEEP THIS CERTIFICATE IN A SAFE PLACE. IF IT IS LOST, STOLEN, MUTILIATED OR DESTROYED, THE CORPORATION WILL REQUIRE A BOND OF INDEMNITY AS A CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.